EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For The Three Months Ended
	June 30, 2008	June 30, 2007

Number of shares on which basic earnings per share is calculated:

Weighted-average outstanding shares during period	1,366,274,013	1,437,151,920

Add - Incremental shares under stock compensation plans	28,236,939	20,571,384
Add - Incremental shares associated with convertible notes	—	1,725,680
Add - Incremental shares associated with contingently issuable shares	1,284,249	1,384,543
Number of shares on which diluted earnings per share is calculated	1,395,795,201	1,460,833,527

Income from continuing operations (millions)	$2,765	$2,261

Loss from discontinued operations (millions)	—	(1)
Net income from total operations on which basic earnings per share is calculated (millions)	$2,765	$2,260

Income from continuing operations (millions)	$2,765	$2,261

Less - net income applicable to contingently issuable shares (millions)	—	—

Income from continuing operations on which diluted earnings per share is calculated (millions)	2,765	2,261

Loss from discontinued operations on which basic and diluted earnings per share is calculated (millions)	—	(1)
Net income on which diluted earnings per share is calculated (millions)	$2,765	$2,260

Earnings per share of common stock:

Assuming dilution
Continuing operations	$1.98	$1.55
Discontinued operations	—	(0.00)
Total	$1.98	$1.55

Basic
Continuing operations	$2.02	$1.57
Discontinued operations	—	(0.00)
Total	$2.02	$1.57

Stock options to purchase 17,527,471 shares and 82,221,567 shares were outstanding as of June 30, 2008 and 2007, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

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COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For The Six Months Ended
	June 30, 2008	June 30, 2007

Number of shares on which basic earnings per share is calculated:

Weighted-average outstanding shares during period	1,374,641,282	1,468,339,365

Add - Incremental shares under stock compensation plans	24,023,915	20,303,786
Add - Incremental shares associated with convertible notes	—	1,905,045
Add - Incremental shares associated with contingently issuable shares	1,393,670	1,257,307
Number of shares on which diluted earnings per share is calculated	1,400,058,867	1,491,805,503

Income from continuing operations (millions)	$5,084	$4,105

Loss from discontinued operations (millions)	—	—

Net income from total operations on which basic earnings per share is calculated (millions)	$5,084	$4,105

Income from continuing operations (millions)	$5,084	$4,105

Less - net income applicable to contingently issuable shares (millions)	—	—

Income from continuing operations on which diluted earnings per share is calculated (millions)	5,084	4,105

Loss from discontinued operations on which basic and diluted earnings per share is calculated (millions)	—	—

Net income on which diluted earnings per share is calculated (millions)	$5,084	$4,105

Earnings per share of common stock:

Assuming dilution
Continuing operations	$3.63	$2.75
Discontinued operations	—	(0.00)
Total	$3.63	$2.75

Basic
Continuing operations	$3.70	$2.80
Discontinued operations	—	(0.00)
Total	$3.70	$2.80

Stock options to purchase 29,006,212 shares and 94,552,586 shares (average of first and second quarter share amounts) were outstanding as of June 30, 2008 and 2007, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

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